NEWS RELEASE

FOR IMMEDIATE RELEASE

November 17, 2010

CAPITOL FEDERAL FINANCIAL

REPORTS FISCAL YEAR 2010 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) (the “Company”) announced results today for the fiscal year ended September 30, 2010.  Detailed results will be available in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010, which will be filed with the Securities and Exchange Commission on or about November 29, 2010 and posted on our website, http://ir.capfed.com.

Public share information is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Highlights for the fiscal year include:

•	net income of $67.8 million,

•	diluted earnings per common share of $0.93,

•	diluted earnings per public share of $3.22,

•	dividends paid of $2.29 per public share,

•	equity to total assets ratio of 11.3% at September 30, 2010,

•	tangible equity to assets ratio of 9.8% at September 30, 2010 for Capitol Federal Savings Bank (the “Bank”), and

•	non-performing assets to total assets ratio of 0.49% at September 30, 2010.

Comparison of Results of Operations for the Years Ended September 30, 2010 and 2009

For fiscal year 2010, the Company recognized net income of $67.8 million compared to net income of $66.3 million in fiscal year 2009.  The $1.5 million increase in net income was primarily a result of a $5.8 million increase in other income, a $3.9 million decrease in other expenses and a $1.4 million decrease in income tax expense, partially offset by a $7.1 million decrease in net interest and dividend income and a $2.5 million increase in provision for loan losses.  The efficiency ratio and operating expense ratio for fiscal year 2010 was 43.99% and 1.06%, respectively, compared to 45.62% and 1.14%, respectively, for the prior fiscal year.

The net interest margin for fiscal year 2010 was 2.06% compared to 2.20% for fiscal year 2009.  The 14 basis point decrease in the net interest margin was primarily a result of a decrease in the average yield of interest-earning assets compared to the prior year.  The average yield on the loan portfolio decreased 33 basis points between periods due to loan modifications and refinances, originations and purchases at market rates which were lower than the existing portfolio and repayments of loans with rates higher than the portfolio. Additionally, the Bank has been purchasing investment securities with weighted average lives of approximately three years or less and at yields lower than mortgage-backed securities (“MBS”) as part of our overall interest rate risk management strategy.  The decrease in the weighted average yield on interest-earning assets was partially offset by a decrease in the weighted average rate paid on interest-bearing liabilities, specifically the certificate of deposit portfolio and Federal Home Loan Bank (“FHLB”) advances.

Interest and Dividend Income
Total interest and dividend income for the current fiscal year was $374.1 million compared to $412.8 million for the prior fiscal year.  The $38.7 million decrease was a result of a $26.0 million decrease in interest income on MBS and a $23.5 million decrease in interest income on loans receivable, partially offset by a $10.2 million increase in interest income on investment securities.

Interest income on loans receivable in the current fiscal year was $282.3 million compared to $305.8 million in the prior fiscal year.  The $23.5 million decrease was a result of a 33 basis point decrease in the weighted average yield of the portfolio to 5.23% for the current fiscal year, as well as a $107.1 million decrease in the average balance of the loan portfolio between the two periods.  The decrease in the weighted average yield was due to loan modifications and refinances, originations and purchases at market rates lower than the existing portfolio, and repayments of loans with rates higher than the portfolios.  The decrease in the average balance was due to the swap of $194.8 million of originated fixed-rate mortgage loans for MBS during the first quarter of fiscal year 2010 (“loan swap transaction”) and principal repayments outpacing originations and purchases during the fiscal year.

Interest income on MBS in the current fiscal year was $71.9 million compared to $97.9 million in the prior fiscal year.  The $26.0 million decrease was due primarily to a decrease of $400.6 million in the average balance, as well as a 44 basis point decrease in the weighted average portfolio yield to 4.20% for the current fiscal year.  The decrease in the average balance of the portfolio was due to principal repayments which were not replaced in their entirety; rather, they were reinvested into the investment securities portfolio.  The weighted average yield decreased between the two periods due to an increase of prepayments on MBS with yields higher than the existing portfolio, repricing of adjustable-rate securities to lower market rates, and, to a lesser extent, purchases of MBS at lower yields than the existing portfolio between the two periods.

Interest income on investment securities in the current fiscal year was $15.7 million compared to $5.5 million in the prior fiscal year. The $10.2 million increase was primarily a result of an increase of $658.2 million in the average balance of the portfolio, partially offset by a 64 basis point decrease in the weighted average portfolio yield to 1.77% for the current fiscal year.  The average portfolio balance increased as a result of purchases funded with proceeds from the loan swap transaction, MBS and loan principal repayments and, to a lesser extent, from an increase in retail deposits.  The decrease in the weighted average yield of the portfolio was attributed to maturities and calls of securities with yields greater than the remaining portfolio, and to investments made at lower market yields than the overall portfolio yield.

Interest Expense
Total interest expense for the current fiscal year was $204.5 million, compared to $236.1 million in the prior fiscal year.  The $31.6 million decrease was primarily due to a decrease in interest expense on deposits of $21.3 million and a decrease in interest expense on FHLB advances of $9.4 million.

Interest expense on deposits in the current fiscal year was $79.2 million compared to $100.5 million in the prior fiscal year. The $21.3 million decrease was primarily a result of a decrease in the rates on the entire deposit portfolio, primarily the certificate of deposit and money market portfolios, as these portfolios repriced to lower market rates.  The average rate paid on the deposit portfolio decreased 63 basis points to 1.85% for the current fiscal year.  The decrease in interest expense was partially offset by a $234.5 million increase in the average balance of the deposit portfolio, particularly the certificate of deposit and money market portfolios.

Interest expense on FHLB advances in the current fiscal year was $97.2 million compared to $106.6 million in the prior fiscal year.  The $9.4 million decrease in interest expense was a result of the refinancing of $875.0 million of advances during the second and third quarters of fiscal year 2009, and the refinancing of $200.0 million of advances plus the renewal of $100.0 million of advances during the third quarter of fiscal year 2010 at rates lower than the existing portfolio.

Provision for Loan Losses
During fiscal year 2010, the Company recorded a provision for loan losses of $8.9 million compared to a provision of $6.4 million in the prior fiscal year.  The $8.9 million provision for loan losses is composed of $5.0 million related to increases in certain loss factors in our general valuation allowance model and $3.9 million related to establishing or increasing specific valuation allowances.  The increase in certain loss factors in our general valuation allowance model reflects the risks inherent in our loan portfolio due to decreases in real estate values in certain geographic regions where the Bank has purchased loans, the continued elevated level of unemployment, and the increase in non-performing loans and loan charge-offs.  The increase in specific valuation allowances was primarily related to our purchased loan portfolio.  These factors contributed to the increase in the provision for loan losses in fiscal year 2010 and resulted in an increase in our allowance for loan losses (“ALLL”) from $10.2 million at September 30, 2009 to $14.9 million at September 30, 2010.

Other Income and Expense
Total other income for the current fiscal year was $34.4 million compared to $28.6 million in the prior fiscal year.  The $5.8 million increase was due primarily to the $6.5 million gain on the sale of trading MBS in conjunction with the loan swap transaction during the first quarter of fiscal year 2010.

In response to the amendments to Regulation E by the Federal Reserve Board, the Bank made changes to its overdraft fee schedule and informed eligible accountholders of their options for handling these overdrafts. As a result of the new fee schedule and the number of customers who elected to opt-in or opt-out, the Bank is estimating that its overdraft fee income will be reduced by approximately $3.3 million annually.  Management is analyzing the Bank’s deposit account fee structure and plans to make adjustments to the structure during fiscal year 2011 to mitigate the reduction in fee income.

Total other expenses for the current fiscal year were $89.7 million compared to $93.6 million for the prior fiscal year.  The $3.9 million decrease was due primarily to an impairment and valuation allowance taken on the mortgage-servicing rights asset in the prior year period, compared to a net recovery in the current period.

During the fourth quarter of fiscal year 2010, management decided to discontinue the debit card rewards program effective October 31, 2010.  It is estimated to result in a $1.5 million decrease in advertising and promotional expense compared to fiscal year 2010.

Income Tax Expense
Income tax expense for the current fiscal year was $37.5 million compared to $38.9 million for the prior fiscal year.  The effective tax rate was 35.6% for the current fiscal year, compared to 37.0% for the prior fiscal year.  The difference in the effective tax rate between periods was primarily a result of a net decrease in nondeductible amounts associated with the Employee Stock Ownership Plan (“ESOP”) in the current fiscal year, a reduction of unrecognized tax benefits due to the lapse of the statute of limitations during the first quarter of fiscal year 2010 and an increase in tax credits related to our low income housing partnerships.

Comparison of Operating Results for the Three Months Ended September 30, 2010 and June 30, 2010

For the quarter ended September 30, 2010, the Company recognized net income of $15.4 million, compared to net income of $16.8 million for the quarter ended June 30, 2010.  The $1.4 million decrease in net income between periods was primarily due to a $2.6 million increase in total other expenses, partially offset by a $1.1 million decrease in the provision for loan losses.  The net interest margin for the current quarter was 1.99% compared to 1.97% for the quarter ended June 30, 2010.  The two basis point increase in the net interest margin was primarily a result of a decrease in rates on the certificate of deposit portfolio and FHLB advances.

Interest and Dividend Income
Total interest and dividend income for the current quarter was $90.0 million compared to $91.5 million for the quarter ended June 30, 2010.  The $1.5 million decrease was primarily a result of a $1.3 million decrease in interest income on MBS and a $515 thousand decrease in interest income on loans receivable.

Interest income on loans receivable for the current quarter was $68.5 million compared to $69.0 million for the quarter ended June 30, 2010.  The $515 thousand decrease in interest income was due to a $107.0 million decrease in the average balance of the portfolio, partially offset by a six basis point increase in the weighted average yield to 5.20% for the current quarter.  The increase in the weighted average yield was a result of an increase in deferred fee amortization due to an increase in prepayment speeds as customers modified and refinanced their loans due to the lower rate environment during the current quarter.

Interest income on MBS for the current quarter was $15.6 million compared to $16.9 million for the quarter ended June 30, 2010.  The $1.3 million decrease was primarily a result of a $92.9 million decrease in the average balance of the portfolio due to principal repayments which were not entirely reinvested into additional MBS securities during the quarter and to an eight basis point decrease in the weighted average yield to 4.04% for the current quarter.  The decrease in the weighted average yield between the two periods was primarily due to prepayments on MBS with yields higher than the remaining portfolio and an increase in premium amortization as a result of an increase in prepayment speeds.

Interest Expense
Total interest expense decreased $1.8 million to $48.8 million for the current quarter from $50.6 million for the quarter ended June 30, 2010.  The decrease was due primarily to a $962 thousand decrease in interest expense on deposits primarily due to a decrease in rates on the certificate of deposit portfolio and a $741 thousand decrease in interest expense on FHLB advances.  The decrease in interest expense on FHLB advances was primarily a result of realizing a full quarter of benefit from refinancing $200.0 million and renewing $100.0 million of FHLB advances to lower market rates during the third quarter of fiscal year 2010 and, to a lesser extent, the repayment of $50 million of FHLB advances during the fourth quarter of fiscal year 2010.

Provision for Loan Losses
The Company recorded a provision for loan losses of $750 thousand during the quarter, compared to a provision of $1.8 million in the quarter ended June 30, 2010.  The provision recorded in the current quarter was due primarily to the increase in and establishment of specific valuation allowances.

Other Income and Expense
Total other income was $7.0 million for the current quarter compared to $7.8 million for the quarter ended June 30, 2010.  The $764 thousand decrease was due primarily to a $509 thousand decrease in retail fees and charges primarily as a result of the implementation of the amendments to Regulation E and changes to our overdraft fee schedule.

Total other expense was $23.3 million for the current quarter compared to $20.6 million for the quarter ended June 30, 2010.  The $2.7 million increase was due primarily to a $1.3 million increase in other expenses, net related to an impairment and valuation allowance taken on the mortgage-servicing rights asset during the current quarter compared to a recovery taken during the prior quarter as prepayment speeds increased during the current quarter, an increase in expenses related to real estate owned (“REO”), and an increase in the amortization of low income housing partnerships.

Income Tax Expense
Income tax expense for the current quarter was $8.7 million, compared to $9.4 million for the quarter ended June 30, 2010.  The $766 thousand decrease was due to a decrease in earnings between periods.  The effective tax rate for the quarter ended September 30, 2010 was unchanged from the prior quarter at 36.0%.

Comparison of Operating Results for the Three Months Ended September 30, 2010 and 2009

For the quarter ended September 30, 2010, the Company recognized net income of $15.4 million, compared to $16.8 million for the same period in the prior fiscal year.  The $1.4 million decrease was due primarily to a $2.5 million decrease in net interest and dividend income, partially offset by a $1.3 million decrease in income tax expense.  The net interest margin for the current quarter was 1.99% compared to 2.13% for the quarter ended September 30, 2009.  The 14 basis point decrease in the net interest margin was due primarily to an increase in the average balance of interest-earning assets at lower yields compared to the prior year quarter.

Interest and Dividend Income
Total interest and dividend income for the current quarter was $90.0 million compared to $100.1 million for the prior year quarter.  The $10.1 million decrease was due primarily to a $6.6 million decrease in interest income on MBS and a $6.4 million decrease in interest income on loans receivable, partially offset by a $2.9 million increase in interest income on investment securities.  The $6.6 million decrease in interest income on MBS was due to a $461.3 million decrease in the average balance and a 39 basis point decrease in the average yield to 4.04% for the current quarter.  The $6.4 million decrease in interest income on loans receivable was due to a $318.2 million decrease in the average portfolio balance and a 16 basis point decrease in the average yield to 5.20% for the current quarter.  The $2.9 million increase in interest income on investment securities was due to an $807.6 million increase in the average balance of the portfolio, partially offset by a 34 basis point decrease in the average weighted yield to 1.59% for the current quarter.

Interest Expense
Total interest expense for the current quarter was $48.8 million, compared to $56.5 million for the prior year quarter.  The $7.7 million decrease was due primarily to a $6.1 million decrease in interest expense on deposits and a $1.4 million decrease in interest expense on FHLB advances.  The $6.1 million decrease in interest expense on deposits was due to a 64 basis point decrease in the average rate paid on the portfolio as deposits continued to reprice down.  The $1.4 million decrease in interest expense on FHLB was primarily a result of realizing a full quarter of benefit from refinancing $200.0 million and renewing $100.0 million of FHLB advances to lower market rates during the third quarter of fiscal year 2010 and, to a lesser extent, the repayment of $50 million of FHLB advances during the fourth quarter of fiscal year 2010.

Provision for Loan Losses
The Company recorded a provision for loan losses of $750 thousand in the current quarter, compared to $623 thousand in the prior year quarter.  The provision recorded in the current quarter was due primarily to the increase and establishment of specific valuation allowances.

Other Income and Expense
Total other income was $7.0 million for the current year quarter compared to $6.7 million for the prior year quarter.  The $245 thousand increase was due to an $825 thousand increase in other income, net, primarily related to gains on loan sales due to an increase in the volume of loans sold, partially offset by a $580 thousand decrease in retail fees and charges.

Total other expense was $23.3 million for the current quarter compared to $23.0 million for the prior year quarter.  The $268 thousand increase was due primarily to a $257 thousand increase in communications, information technology, and occupancy, a $226 thousand increase in advertising and promotional, $100 thousand increase in federal insurance premium, partially offset by a $402 thousand decrease in salaries and employee benefits.

Income Tax Expense
Income tax expense for the current quarter was $8.7 million, compared to $9.9 million for the prior year quarter.  The effective tax rate for the current quarter was 36.0%, compared to 37.1% for the prior year quarter.  The difference in the effective tax rate between periods was primarily a result of a net decrease in nondeductible amounts associated with the ESOP in the current fiscal year and an increase in tax credits related to our low income housing partnerships.

	For the Three Months Ended		For the Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share amounts)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$68,476	$74,875	$282,307	$305,782
MBS	15,614	22,225	71,859	97,926
Investment securities	4,832	1,973	15,682	5,533
Capital stock of FHLB	975	993	3,966	3,344
Cash and cash equivalents	75	34	237	201
Total interest and dividend income	89,972	100,100	374,051	412,786

INTEREST EXPENSE:
FHLB advances	23,677	25,046	97,212	106,551
Deposits	18,186	24,270	79,216	100,471
Other borrowings	6,968	7,144	28,058	29,122
Total interest expense	48,831	56,460	204,486	236,144

NET INTEREST INCOME	41,141	43,640	169,565	176,642
Provision for loan losses	750	623	8,881	6,391

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	40,391	43,017	160,684	170,251

OTHER INCOME:
Retail fees and charges	4,172	4,752	17,789	18,023
Gain on securities, net	--	--	6,454	--
Other income, net	2,818	1,993	10,168	10,571
Total other income	6,990	6,745	34,411	28,594

OTHER EXPENSES:
Salaries and employee benefits	10,469	10,871	42,666	43,318
Communications, information technology, and occupancy	4,055	3,798	15,554	15,226
Federal insurance premium	1,958	1,858	7,452	7,558
Advertising and promotional	1,751	1,525	6,027	6,918
Other expenses, net	5,024	4,937	18,031	20,601
Total other expenses	23,257	22,989	89,730	93,621
INCOME TAX EXPENSE	8,677	9,935	37,525	38,926
NET INCOME	$15,447	$16,838	$67,840	$66,298

Basic earnings per common share	$0.21	$0.23	$0.93	$0.91
Diluted earnings per common share	$0.21	$0.23	$0.93	$0.91
Dividends declared per public share	$0.50	$0.50	$2.29	$2.11

Efficiency ratio	48.32%	45.63%	43.99%	45.62%

Financial Condition as of September 30, 2010

Total assets increased $83.5 million, from $8.40 billion at September 30, 2009 to $8.49 billion at September 30, 2010, due primarily to growth in the deposit portfolio, which was used primarily to fund investment security purchases and repay maturing debt.

The loans receivable portfolio decreased $435.8 million from $5.60 billion at September 30, 2009 to $5.17 billion at September 30, 2010.  During fiscal year 2010, $645.1 million of loans were originated or refinanced, $67.3 million of loans were purchased from correspondent lenders, and $44.1 million of one- to four-family loans were purchased from nationwide lenders.  One- to four-family loans purchased from nationwide lenders during the current fiscal year had a weighted average credit score of 723 at origination and a weighted average loan-to-value ratio of 47%, based upon the loan balance at the time of purchase and the lower of the purchase price or appraisal at origination.  During fiscal year 2010, principal repayments on loans have exceeded originations, refinances, and purchases by $225.6 million. Mortgage origination volume, in general, has decreased from the prior year as the market demand for lending has been reduced.  Additionally, the Bank has been purchasing fewer loans under the Bank’s nationwide purchase loan program during fiscal year 2010 due to the lack of loans meeting our underwriting criteria from our existing relationships.  The Bank is working to expand the number of relationships with third parties from whom it may buy loans in the future.  During the first quarter of fiscal year 2010, $194.8 million of originated fixed-rate mortgage loans were swapped for MBS.  The MBS were sold during the first quarter for a $6.5 million gain.  The proceeds from the sale were primarily reinvested into investment securities with terms shorter than those of the loans swapped.  The transaction was executed as a means of reducing future interest rate risk sensitivity.

At September 30, 2010, approximately 75% and 15% of the Bank’s loans were secured by real property located in Kansas and Missouri, respectively, and 10% of the loan portfolio represented nationwide purchased loans.  The average loan-to-value ratio and credit score for our one- to four-family purchased loans at September 30, 2010 was 59% and 741, respectively.  The average loan-to-value ratio and credit score for our one- to four-family originated loans at September 30, 2010 was 66% and 760, respectively.

In an effort to offset the impact of repayments and to retain our customers, the Bank offers existing one-to four-family loan customers whose loans have not been sold to third parties and who have been current on their contractual loan payments for the previous 12 months the opportunity to modify their original loan terms to new loan terms generally consistent with those currently being offered.  During fiscal year 2010 and 2009, the Bank modified $545.1 million and $1.14 billion of loans, respectively, with a weighted average rate decrease of 87 basis points for both periods.  Additionally, the Bank refinanced $153.6 million and $267.9 million of its loans in fiscal year 2010 and 2009, respectively.

The following table presents our fixed-rate one- to four-family loan portfolio and the annualized prepayment speeds for the quarter ending September 30, 2010 by interest rate tier.  We attempt to mitigate the repricing risk of our fixed-rate one- to four-family loan portfolio by the interest rates we offer and through the terms of our modification program. Management closely monitors competitors’ rates and also considers interest rate risk and net interest income when setting offered rates.  Loan modifications are considered a prepayment and are included in the prepayment speeds presented below.

	Original Term
	15 years or less		More than 15 years
		Prepayment		Prepayment
	Principal	Speed	Principal	Speed
Rate Range	Balance	(annualized)	Balance	(annualized)
	(Dollars in thousands)

< =4.50%	$221,872	14.46%	$162,804	7.14%
4.51 - 4.99%	357,383	37.97	185,251	31.36
5.00 - 5.50%	311,286	50.01	1,838,750	29.69
5.51 - 5.99%	68,084	54.79	438,103	66.56
6.00 - 6.50%	30,108	27.07	332,462	60.16
6.51 - 6.99%	8,779	12.05	50,736	40.10
>=7.00%	4,776	9.19	36,903	26.35
Total	$1,002,288	38.41%	$3,045,009	38.61%

The balance of loans 30 to 89 days delinquent decreased $2.1 million from $26.8 million at September 30, 2009 to $24.7 million at September 30, 2010.  Non-performing loans increased $1.1 million from $30.9 million at September 30, 2009 to $32.0 million at September 30, 2010.  The balance of non-performing loans continues to remain at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans.  Despite the current economic operating environment and some deterioration in our loan portfolio we believe that our overall credit quality continued to compare favorably to the industry and our peers.  Our ratio of non-performing loans to total loans increased from 0.55% at September 30, 2009 to 0.62% at September 30, 2010.  Our ratio of non-performing assets to total assets increased from 0.46% at September 30, 2009 to 0.49% at September 30, 2010.  At September 30, 2010, our ALLL was $14.9 million or 0.29% of the total loan portfolio and 47% of total non-performing loans.  This compares with an ALLL of $10.2 million or 0.18% of the total loan portfolio and 33% of total non-performing loans as of September 30, 2009.

Our unused borrowing capacity at the FHLB as of September 30, 2010 was $1.20 billion. The Federal Reserve Bank line of credit is based upon the fair values of the securities pledged as collateral and certain other characteristics of those securities, and is used only when other sources of short-term liquidity are unavailable.  At September 30, 2010, the Bank had $1.64 billion of securities that were eligible but unused as collateral for borrowing or other liquidity needs.

The balance of MBS decreased $384.6 million from $1.99 billion at September 30, 2009 to $1.61 billion at September 30, 2010.  The decrease in the balance was a result of the majority of the cash flows from the MBS portfolio being reinvested into the investment securities portfolio.  Investment securities increased $852.0 million, from $480.7 million at September 30, 2009 to $1.33 billion at September 30, 2010.  The increase in the balance was a result of purchases of $1.53 billion of investment securities, partially offset by maturities and calls of $674.2 million.  The securities purchased had a weighted average life of less than 2 years at the time of purchase.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a higher rate.

Total liabilities increased $62.8 million from $7.46 billion at September 30, 2009 to $7.53 billion at September 30, 2010, due primarily to an increase in deposits of $157.7 million.  The increase in deposits was primarily in money market and checking accounts.  During fiscal year 2010, $200.0 million of FHLB advances with a weighted average contractual rate of 4.63% were refinanced and replaced with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.17%.  Also during fiscal year 2010, $100.0 million of maturing FHLB advances with a rate of 3.94% were replaced with $100.0 million of FHLB advances with a rate of 3.23% and $50.0 million of maturing FHLB advances and $45.0 million of maturing repurchase agreements were not replaced.

Stockholders’ equity increased $20.7 million, from $941.3 million at September 30, 2009 to $962.0 million at September 30, 2010.  The increase was due primarily to net income of $67.8 million, partially offset by dividend payments of $48.4 million during the current fiscal year.

	Balance at September 30,
	2010	2009
	(Dollars in thousands)
Selected Balance Sheet Data:
Total assets	$8,487,130	$8,403,680
Cash and cash equivalents	65,217	41,154
Investment securities	1,332,656	480,704
MBS	1,607,864	1,992,467
Loans receivable, net	5,168,202	5,603,965
Capital stock of FHLB	120,866	133,064
Deposits	4,386,310	4,228,609
Advances from FHLB	2,348,371	2,392,570
Other borrowings	668,609	713,609
Stockholders' equity	961,950	941,298
Accumulated other comprehensive gain	31,862	33,870
Equity to total assets at end of period	11.33%	11.20%
Book value per share	$13.11	$12.85

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status in accordance with regulatory standards.  As of September 30, 2010, the Bank exceeded all capital requirements of the Office of Thrift Supervision (“OTS”).  The following table presents the Bank’s regulatory capital ratios at September 30, 2010 based upon regulatory guidelines.

		Regulatory
		Requirement
		For “Well-
	Bank Ratios	Capitalized” Status
Tangible equity	9.8%	N/A
Tier 1 (core) capital	9.8%	5.0%
Tier 1 (core) risk-based capital	23.5%	6.0%
Total risk-based capital	23.8%	10.0%

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of September 30, 2010 is as follows (dollars in thousands):

Total equity as reported under GAAP	$857,114
Unrealized gains on available-
for-sale (“AFS”) securities	(31,862)
Other	(484)
Total tangible and core capital	824,768
ALLL (1)	10,556
Total risk based capital	$835,324

(1)  This amount represents the general valuation allowances calculated using the formula analysis.  Specific valuation allowances are netted against the related loan balance on the Thrift Financial Report and are therefore not included in this amount.

Management's Discussion of Dividends

We strive to enhance stockholder value while maintaining a strong capital position.  We continue to provide returns to stockholders through our dividend payments.  The dividend yield, based on the average stock price for the 12 months ended September 30, 2010, was 7.1%.  On October 18, 2010, the Board of Directors declared a quarterly cash dividend of $0.50 per share and a special year-end cash dividend of $0.30 per share which was paid on November 5, 2010 to stockholders of record as of October 29, 2010.  Due to Capitol Federal Savings Bank MHC’s (“MHC”) waiver of dividends, the quarterly dividend of $0.50 per share and the special year-end dividend of $0.30 per share will be paid only on public shares.

Our cash dividend payout policy is continually reviewed by management and the Board of Directors.  Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the amount of cash at the holding company and the continued waiver of dividends by MHC.  It is expected that MHC will continue to waive future dividends, subject to regulatory limitations, except to the extent dividends are needed to fund its continuing operations.  At September 30, 2010, Capitol Federal Financial, at the holding company level, had $143.1 million in deposit accounts held at the Bank, available to further the Company's general corporate and capital management strategies, which could include the payment of dividends.

The Company currently has a relatively unique corporate structure; therefore, reporting of certain information under GAAP is not necessarily reflective of the process considered by the Board of Directors in connection with its dividend policy.  The earnings per share amounts in the following table are presented in accordance with GAAP.  Included in the GAAP earnings per share calculations are the average shares held by MHC.

The following is a reconciliation of the basic and diluted earnings per share calculations.

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share amounts)
Net income (1)	$15,447	$16,838	$67,840	$66,298

Average common shares outstanding	73,174,612	73,075,141	73,194,152	73,067,880
Average committed ESOP shares outstanding	151,778	151,778	76,236	76,236
Total basic average common shares outstanding	73,326,390	73,226,919	73,270,388	73,144,116

Effect of dilutive recognition and retention (“RRP”) shares	2,194	4,876	2,868	5,378
Effect of dilutive stock options	2,862	30,577	13,596	58,607

Total diluted average common shares outstanding	73,331,446	73,262,372	73,286,852	73,208,101

Net earnings per share:
Basic	$0.21	$0.23	$0.93	$0.91
Diluted	$0.21	$0.23	$0.93	$0.91

Antidilutive stock options and RRP, excluded
from the diluted average common shares
outstanding calculation	399,950	94,452	283,950	74,050

(1) Net income available to participating securities (unvested RRP shares) was inconsequential for the three and twelve month periods ended September 30, 2010 and September 30, 2009.

Because of the waiver of dividends by MHC, the inclusion of shares held by MHC understates earnings per share available to be paid out through dividends to the Company’s public stockholders.  The following table is presented to provide a more complete understanding of the information the Board of Directors reviews when considering the amount of dividends to declare.  The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation.  The following information is not presented in accordance with GAAP.

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share amounts)
Net income (1)	$15,447	$16,838	$67,840	$66,298

Basic average common shares outstanding	73,326,390	73,226,919	73,270,388	73,144,116
Average shares held by MHC	(52,192,817)	(52,192,817)	(52,192,817)	(52,192,817)
Total adjusted basic average shares held
by public stockholders	21,133,573	21,034,102	21,077,571	20,951,299

Effect of dilutive RRP shares	2,194	4,876	2,868	5,378
Effect of dilutive stock options	2,862	30,577	13,596	58,607
Total adjusted diluted average shares held
by public stockholders	21,138,629	21,069,555	21,094,035	21,015,284

Net earnings per share, available to public stockholders:
Basic	$0.73	$0.80	$3.22	$3.16
Diluted	$0.73	$0.79	$3.22	$3.15

Antidilutive stock options and RRP, excluded
from the diluted average common shares
outstanding calculation	399,950	94,452	283,950	74,050

(1) Net income available to participating securities (unvested RRP shares) was inconsequential for the three and twelve month periods ended September 30, 2010 and September 30, 2009.

The following table shows the number of shares eligible to receive dividends at September 30, 2010.  MHC has waived its right to dividends, except as needed for continuing operations.

Total voting shares outstanding at September 30, 2009	74,099,355
Treasury stock acquisitions	(130,368)
RRP grants	5,000
Options exercised	18,691
Total voting shares outstanding at September 30, 2010	73,992,678
Unvested shares in ESOP	(604,918)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at September 30, 2010 (public shares)	21,194,943

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 46 branch locations in Kansas and Missouri.  Capitol Federal Savings Bank is one of the largest residential lenders in the State of Kansas.

News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in Capitol Federal Financial’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial’s judgment as of the date of this release.  Capitol Federal Financial disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President and Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

Supplemental Financial Information.

Loan Portfolio Information
	September 30, 2010
	Amount	% of Total
	(Dollars in thousands)
Real Estate Loans
One- to four-family:
Fixed-rate <= 180 months	$1,002,288	19.3%
Fixed-rate >180 months	3,016,066	57.9
Adjustable	897,297	17.2
Multi-family and commercial	66,476	1.3
Construction	33,168	0.6
Total real estate loans	5,015,295	96.3

Consumer Loans
Home equity	186,347	3.6
Other	7,671	0.1
Total consumer loans	194,018	3.7

Total loans receivable	5,209,313	100.0%

Less:
Undisbursed loan funds	15,489
Unearned loan fees and deferred costs	10,730
ALLL	14,892
Total loans receivable, net	$5,168,202

	September 30,		September 30,
	2010		2009
	Number	Amount	Number	Amount
30 to 89 days delinquent	(Dollars in thousands)
One- to four-family:
Originated	175	$17,613	159	$15,488
Purchased	34	6,047	41	10,556
Multi-family and commercial	--	--	--	--
Construction	--	--	--	--
Consumer Loans:
Home equity	50	874	40	708
Other	16	183	15	89
	275	$24,717	255	$26,841

	September 30,		September 30,
	2010		2009
	Number	Amount	Number	Amount
	(Dollars in thousands)
Non-performing loans:
One- to four-family:
Originated	109	$12,884	99	$9,248
Purchased	60	18,375	70	21,259
Multi-family and commercial	--	--	--	--
Construction	--	--	--	--
Consumer Loans:
Home equity	31	685	22	367
Other	6	12	8	45
	206	31,956	199	30,919

REO:
One- to four-family:
Originated	73	6,172	48	5,702
Purchased	17	3,748	8	1,702
Multi-family and commercial	--	--	--	--
Construction	--	--	--	--
Consumer Loans:
Home equity	--	--	--	--
Other	--	--	--	--
	90	9,920	56	7,404

Total non-performing assets	296	$41,876	255	$38,323

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Dollars in thousands)

ALLL balance at beginning of period	$15,677	$10,242	$10,150	$5,791
Charge-offs:
One- to four-family loans--originated	115	169	424	226
One- to four-family loans--purchased	1,416	540	3,707	1,781
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	--	1	28	1
Other consumer loans	4	5	17	24
Total charge-offs	1,535	715	4,176	2,032
Recoveries
One- to four-family loans--originated	--	--	--	--
One- to four-family loans--purchased	--	--	172	--
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	--	--	--	--
Other consumer loans	--	--	--	--
Recoveries	--	--	172	--
Net charge-offs	1,535	715	4,004	2,032
ALLL on loans in the loan swap transaction	--	--	(135)	--
Provision for loan losses	750	623	8,881	6,391
ALLL balance at end of period	$14,892	$10,150	$14,892	$10,150

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.03%	0.01%	0.07%	0.04%

Ratio of net charge-offs during the period to
average non-performing assets	3.73	1.97	9.99	7.11

ALLL to non-performing loans			46.60	32.83

ALLL to loans receivable, net			0.29	0.18

Securities Portfolio Information at September 30, 2010

	Carrying	% of	Fair
	Value	Total	Value
	(Dollars in thousands)
AFS securities:
MBS	$1,004,496	94.7%	$1,004,496
U.S. government-sponsored
enterprise (“GSE”) debentures	50,255	4.7	50,255
Municipal bonds	2,819	0.3	2,819
Trust preferred securities	2,796	0.3	2,796
Total AFS securities	1,060,366	100.0%	1,060,366

Held-to-maturity (“HTM”) securities:
MBS	603,368	32.1%	629,574
GSE debentures	1,208,829	64.3	1,213,270
Municipal bonds	67,957	3.6	70,610
Total HTM securities	1,880,154	100.0%	1,913,454

	$2,940,520		$2,973,820

	Balance	WAL	Yield
	(Dollars in thousands)
Fixed-rate securities:
MBS	$860,798	3.02	4.47%
GSE debentures	1,258,980	0.64	1.39
Municipal bonds	70,605	2.76	2.95
Total fixed-rate securities	2,190,383	1.64	2.64

Adjustable-rate securities:
MBS	695,192	4.26	3.43
Trust preferred securities	3,721	26.73	1.96
Total adjustable-rate securities	698,913	4.41	3.42
Total investment portfolio, at amortized cost	$2,889,296	2.31	2.83%

Deposit Portfolio Information at September 30, 2010

		Average	% of
	Amount	Rate	Total
	(Dollars in thousands)

Checking	$482,428	0.13%	11.0%
Savings	234,285	0.54	5.3
Money market	942,428	0.65	21.5
Certificates of deposit of $100,000 or more	885,625	2.14	20.2
Certificates of deposit less than $100,000	1,841,544	2.37	42.0
Total deposits	$4,386,310	1.61%	100.0%

As of September 30, 2010, certificates of deposit mature as follows:

		Weighted
		Average
	Amount	Rate
	(Dollars in thousands)

2011	$1,516,681	1.97%
2012	596,412	2.70
2013	288,820	2.61
2014	189,672	2.66
2015	133,361	2.91
Thereafter	2,223	3.02
	$2,727,169	2.29%

Borrowings Maturity Information at September 30, 2010
				Weighted
	FHLB	Repurchase		Average
Maturity by	Advances	Agreements		Contractual
Fiscal year	Amount	Amount	Total	Rate
	(Dollars in thousands)
2011	$276,000	$200,000	$476,000	4.42%
2012	350,000	150,000	500,000	3.67
2013	525,000	145,000	670,000	3.74
2014	450,000	100,000	550,000	3.33
2015	200,000	20,000	220,000	3.50
Thereafter	575,000	--	575,000	3.51
	$2,376,000	$615,000	$2,991,000	3.70%

Average Balance Sheet
	For the Year Ended September 30,
	2010		2009
	Average		Average
	Outstanding	Yield/	Outstanding	Yield/
	Balance	Rate (7)	Balance	Rate (7)
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$5,397,419	5.23%	$5,504,549	5.56%
MBS (2)	1,710,074	4.20	2,110,701	4.64
Investment securities (2)(3)	887,955	1.77	229,766	2.41
Capital stock of FHLB	133,817	2.96	129,716	2.58
Cash and cash equivalents	100,411	0.24	72,184	0.28
Total interest-earning assets	8,229,676	4.55	8,046,916	5.13
Other noninterest-earning assets	235,324		181,829
Total assets	$8,465,000		$8,228,745

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$471,397	0.13%	$426,976	0.21%
Savings	232,651	0.57	228,879	0.82
Money market	914,382	0.71	814,898	1.04
Certificates	2,672,364	2.65	2,585,560	3.45
Total deposits	4,290,794	1.85	4,056,313	2.48
FHLB advances (4)	2,389,597	4.07	2,437,978	4.36
Repurchase agreements	654,987	3.97	660,000	3.97
Other borrowings	53,609	3.09	53,601	4.74
Total borrowings	3,098,193	4.03	3,151,579	4.29
Total interest-bearing liabilities	7,388,987	2.77	7,207,892	3.27
Other noninterest-bearing liabilities	119,441		108,940
Stockholders' equity	956,572		911,913
Total liabilities and
stockholders' equity	$8,465,000		$8,228,745

Net interest rate spread (5)		1.78%		1.86%
Net interest-earning assets	$840,689		$839,024
Net interest margin (6)		2.06%		2.20%
Ratio of interest-earning assets
to interest-bearing liabilities		1.11		1.12

Selected Performance Ratios:
Return on average assets (annualized)		0.80%		0.81%
Return on average equity (annualized)		7.09		7.27
Average equity to average assets		11.30		11.08

	For the Three Months Ended
	September 30, 2010		June 30, 2010		September 30, 2009
	Average		Average		Average
	Outstanding	Yield/	Outstanding	Yield/	Outstanding	Yield/
	Balance	Rate(7)	Balance	Rate(7)	Balance	Rate(7)
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$5,262,595	5.20%	$5,369,611	5.14%	$5,580,785	5.36%
MBS (2)	1,544,625	4.04	1,637,509	4.12	2,005,892	4.43
Investment securities (2)(3)	1,215,747	1.59	1,041,935	1.75	408,176	1.93
Capital stock of FHLB	133,076	2.91	135,061	2.98	132,082	2.98
Cash and cash equivalents	127,317	0.24	103,574	0.24	59,825	0.23
Total interest-earning assets	8,283,360	4.34	8,287,690	4.42	8,186,760	4.89
Other noninterest-earning assets	248,820		229,972		192,638
Total assets	$8,532,180		$8,517,662		$8,379,398

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$480,397	0.12%	$490,216	0.12%	$436,863	0.21%
Savings	235,758	0.55	238,108	0.54	227,667	0.74
Money market	944,518	0.66	940,270	0.69	845,703	0.88
Certificates	2,707,449	2.36	2,677,303	2.56	2,699,398	3.20
Total deposits	4,368,122	1.65	4,345,897	1.77	4,209,631	2.29
FHLB advances (4)	2,372,232	3.96	2,398,458	4.08	2,411,077	4.12
Repurchase agreements	640,109	3.99	660,000	3.97	660,000	3.97
Other borrowings	53,609	3.26	53,609	3.05	53,609	3.30
Total borrowings	3,065,950	3.95	3,112,067	4.04	3,124,686	4.08
Total interest-bearing liabilities	7,434,072	2.60	7,457,964	2.72	7,334,317	3.05
Other noninterest-bearing liabilities	132,162		103,130		109,651
Stockholders' equity	965,946		956,568		935,430
Total liabilities and
stockholders' equity	$8,532,180		$8,517,662		$8,379,398

Net interest rate spread (5)		1.74%		1.70%		1.84%
Net interest-earning assets	$849,288		$829,726		$852,443
Net interest margin (6)		1.99%		1.97%		2.13%
Ratio of interest-earning assets
to interest-bearing liabilities		1.11		1.11		1.12

Selected performance ratios:
Return on average assets (annualized)		0.72%		0.79%		0.80%
Return on average equity (annualized)		6.40		7.01		7.20
Average equity to average assets		11.32		11.23		11.16

(1) Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage loans held for sale.

(2) MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3) The average balance of investment securities includes an average balance of nontaxable securities of $72.0 million and $61.0 million for the years ended September 30, 2010 and September 30, 2009, respectively. The average balance of investment securities includes an average balance of nontaxable securities of $72.1 million, $72.3 million, and $65.9 million for the quarters ended September 30, 2010, June 30, 2010 and September 30, 2009, respectively.

 (4) FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7) Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.